   As filed with the Securities and Exchange Commission on March 20, 1996
                                                 Registration No. 33-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                INNOVO GROUP INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                        11-2928178
  (State of other jurisdiction                     (IRS Employer Identification
of incorporation or organization)                             Number)
                              27 North Main Street
                          Springfield, Tennessee 37172
                                 (615) 384-0100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

     Individual Consultant Stock Purchase Plans (1996-A, 1996-B and 1996-C)
                            (Full Title of the Plan)

                             Patricia Anderson-Lasko
                                INNOVO GROUP INC.
                              27 North Main Street
                          Springfield, Tennessee 37172
                                 (615) 384-0100
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)
                         Calculation of Registration Fee

                                                                          Proposed Maximum
        Title of each class of                     Amount to be              Aggregate               Amount of Registration
     securities to be registered                    registered             Offering Price                      Fee
Common Stock, par value $.01 per share              139,610 (1)           $    58,898  (2)               $  100.00  (3)
=============================================  =================== ============================= ==============================

(1) Represents shares of common stock to be offered to consultants upon the effectiveness of this registration statement pursuant to the 1996- A, 1996-B and 1996-C Individual Consultant Stock Purchase plans (the "Plans").

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, computed on the basis of $.421875 per share, representing the price at which the securities may be purchased under the Plans. The average of the closing bid and asked prices as reported on the NASDAQ on March 15, 1996 was $.4375.

(3) Minimum fee. The filing fee is being paid by a reduction of the restricted available balance in the registrant's filing fees account (account number 0000844143).


                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 1.              Plan Information

         This registration statement (the "Registration Statement") relates to the offer and issuance of shares of the common stock, $.01 par value per share (the "Common Stock") of Innovo Group Inc. (the "Company) to Sheyrl Rentz, Patrick Zummo, and Michael L. Landrum (collectively the "Consultants") pursuant to the terms, respectively, of the Company's 1996-A, 1996-B and 1996-C Individual Consultant Stock Purchase Plans (the "Plans"). Pursuant to the terms of the Plans, the Consultants are to be offered the opportunity to purchase 23,177 shares, 101,004 shares, and 15,429 shares, respectively, of the Company's Common Stock at a price of $.421875 per share, payable in the form of offsets against amounts owed to each Consultant by the Company for services rendered or to be rendered.

         The foregoing information relating to the provisions of the Plans is intended to provide a summary thereof and does not purport to be a complete description of the Plans. The summary should be read in conjunction with the Plans, which have been filed as exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 2.              Registrant Information and Employee Plan Information

         Each of the Consultants has been provided with copies of the documents incorporated herein by reference in Part II, Item 3 and has been advised by the Company in writing that such documents will continue to be available to the Consultant, without charge, upon the Consultant's request to the Company's offices at 27 North Main Street, Springfield, Tennessee, 37172, telephone 615-384-0100.


Item 3.              Incorporation of Documents by Reference

         The following documents or portions thereof filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         (i) The Company's Annual Report on Form 10-K for the year ended October 31, 1995;

         (ii)        The Company's Current Report on Form 8-K dated
                     January 29, 1996.

         (iii) The description of the Company's Common Stock which is contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated into this Registration Statement by reference shall be deemed to be a part hereof from the date of filing such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.           Indemnification of Directors and Officers.

         The Company is a Delaware Corporation. Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such persons's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the Company's Amended and Restated Certificate of Incorporation requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent allowed by Delaware law.

         The Company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the Company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed

         Not applicable.


Item 8.         Exhibits

Exhibit
Number          Description                                                               Reference No.

 3.1            Form of Amended and Restated Certificate of Incorporation*                3.1 (3)

 3.2            Amended and Restated By-Laws of the Company *                             4.2 (2)

 4.1            Specimen Stock Certificate*                                               4.1 (1)

 5              Opinion of Holland & Knight

10.1            Form of 1996-A Individual Consultant Stock Purchase Plan

10.2            Form of 1996-B Individual Consultant Stock Purchase Plan

10.3            Form of 1996-C Individual Consultant Stock Purchase Plan

23.1            Consent of BDO Seidman, LLP

23.2            Consent of Holland & Knight (included in Exhibit 5 to this
                Registration Statement)

* Certain of the exhibits in this registration statement, indicted by asterisk, are incorporated by reference to other documents on file with the Commission with which they were physically filed, to be part hereof as of their respective dates. Documents to which reference is made are as follows:

         (1)  Amendment No. 4 to Registration Statement on Form S-18
              (No. 33-25912-NY) of Elorac Corporation Filed October 4, 1990.

         (2) Current Report on Form 8-K of Innovo Group Inc. (file no. 0-18926) dated May 10, 1993 filed May 12, 1993.

         (3) Annual Report on Form 10-K of Innovo Group Inc. (file no. 0-18926) for the year ended October 31, 1995.

Item 9.         Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Tennessee on March 19, 1996.

                                          INNOVO GROUP INC.


                                           By:   /s/ Patricia Anderson-Lasko
                                           ---------------------------------
                                           Patricia Anderson-Lasko
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                          Title                                               Date


/s/ Patricia Anderson-Lasko                        Chairman of the Board,                               March 19, 1996
-------------------------------------
Patricia Anderson-Lasko                            President, Chief Executive
                                                   Officer and Director
                                                   (Principal Executive Officer)

/s/ Terrance Bond                                  Controller (Chief Accounting                         March 19, 1996
---------------------------------------             Officer)
Terrance Bond



/s/ Reino C. Lanto, Jr.                            Director                                             March 19, 1996
---------------------------------------
Reino C. Lanto, Jr.



/s/ Felix Lee                                      Director                                             March 19, 1996
---------------------------------------
Felix Lee



/s/Alexander K. Miller                             Director                                             March 19, 1996
----------------------------------------
Alexander K. Miller



/s/ Marvin N. Williamson                           Director                                             March 19, 1996
-------------------------------------
Marvin N. Williamson